Exhibit 5.1
November 15, 2023

Leonardo DRS, Inc.,
2345 Crystal Drive, Suite 1000,
Arlington, VA 22202.
Ladies and Gentlemen:
In connection with the registration under the Securities Act of 1933 (the “Act”) of shares (the “Shares”) of Common Stock, par value $0.01 per share, of Leonardo DRS, Inc., a Delaware corporation (the “Company”), which will be sold by the selling stockholder named in the Registration Statement relating to the Shares (the “Registration Statement”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.
Upon the basis of such examination, it is our opinion that, when the Registration Statement has become effective under the Act, the terms of the sale of the Shares have been duly established in conformity with the Company’s amended and restated certificate of incorporation, and the Shares have been duly issued and sold as contemplated by the Registration Statement so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, the Shares will be validly issued, fully paid and nonassessable.
In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Shares.
The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Common Stock” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP